Plan of Distribution and Service

Pursuant to Rule 12b-1

STOCKCAR STOCKS MUTUAL FUND, INC.

September 16, 2004

As amended and restated November 30, 2006

WHEREAS, StockCar Stocks Mutual Fund, Inc. (the “Company”), a Maryland Corporation, is registered under the Investment Company Act of 1940, as amended (the “1940 Act”), as an open-end management investment company;

WHEREAS, the Company is authorized to issue various series of shares, each of which represent a separate portfolio of investments, and may establish additional series of shares (each series of the Company shall be referred to herein as a “Fund”); and

WHEREAS, the Company is authorized to issue shares of each Fund in one or more classes (each a “Class”).

WHEREAS, the Company has engaged Trend Trader, LLC (the “Distributor”) as distributor of the shares of the Fund pursuant to a Principal Underwriting; and

WHEREAS, the Company desires to adopt a Plan of Distribution and Service (the “Plan”) pursuant to Rule 12b-1 under the 1940 Act with respect to those Classes of the Fund listed on Schedule A hereto, as such schedule may be amended from time to time, (each a “Designated Class” and collectively the “Designated Classes”) and the Board of Directors of the Company (the “Directors”) has determined that there is a reasonable likelihood that adoption of this Plan will benefit the Company, each Fund and the shareholders of each Designated Class thereof.

NOW, THEREFORE, the Company, with respect to each Designated Class, hereby adopts this Plan in accordance with Rule 12b-1, on the following terms and conditions:

1.

Each Fund shall pay (a) either to the Distributor, as compensation for distributing each Designated Class’s shares and for servicing shareholder accounts, or to the Distributor for further payment to brokers, dealers and other financial intermediaries (each an “Intermediary” and collectively, “Intermediaries”) who have entered into selling agreements with the Distributor, as compensation for selling or promoting each Designated Class's shares and for servicing shareholder accounts or (b) directly to Intermediaries as compensation for selling or promoting each Designated Class’s shares and for servicing shareholder accounts, a fee for each Designated Class computed at the annual rate set forth on Schedule A hereto, as such schedule may be amended from time to time. The fees shall be payable regardless of whether those fees exceed or are less than the actual expenses incurred by the Distributor or the Intermediaries with respect to that Designated Class in a particular year.  Such compensation shall be calculated and accrued daily and paid monthly or at such other intervals as the Directors may determine.  No compensation shall be due to the Distributor from the Fund with respect to those Designated Class shares sold or serviced by an Intermediary to which the Fund has paid a fee under this plan, and no compensation shall be due to an Intermediary from the Fund with respect to those Designated Class shares sold or serviced by the Distributor.

2.

As principal underwriter of each Designated Class’s shares, the Distributor may spend such amounts as it deems appropriate on any activities or expenses primarily intended to result in the sale of such shares, including, but not limited to, compensation to employees of the Distributor; compensation to the Distributor and to Intermediaries that have a Selling Group Agreement with respect to the shares of one or more Designated Class in effect with the Distributor (“Authorized Dealers”); expenses of the Distributor and Authorized Dealers, including overhead, salaries, and telephone and other communication expenses; the printing of prospectuses, statements of additional information, and reports for other than existing shareholders; and the preparation, printing, and distribution of sales literature and advertising materials.

The Distributor may spend such amounts as it deems appropriate on the servicing of shareholder accounts, including, but not limited to, maintaining account records for shareholders; answering inquiries relating to shareholders’ accounts, the policies of the Funds and the performance of their investments; providing assistance and handling transmission of funds in connection with purchase, redemption and exchange orders for shares; providing assistance in connection with changing account setups and enrolling in various optional services; and producing and disseminating shareholder communications or servicing materials; and may pay compensation and expenses, including overhead, salaries, and telephone and other communications expenses, to Authorized Dealers and employees who provide such services.

3.

As Authorized Dealers, each Intermediary may spend such amounts as it deems appropriate on any activities or expenses primarily intended to result in the sale of such shares, including, but not limited to, compensation to employees of the Intermediary; expenses of the Intermediary, including overhead, salaries, and telephone and other communication expenses; the printing of prospectuses, statements of additional information, and reports for other than existing shareholders; and the preparation, printing, and distribution of sales literature and advertising materials.

Each Intermediary may spend such amounts as it deems appropriate on the servicing of shareholder accounts, including, but not limited to, maintaining account records for shareholders; answering inquiries relating to shareholders’ accounts, the policies of the Funds and the performance of their investments; providing assistance and handling the transmission of funds in connection with purchase, redemption and exchange orders for shares; providing assistance in connection with changing account setups and enrolling in various optional services; and producing and disseminating shareholder communications or servicing materials.

4.

This Plan shall not take effect with respect to any Class of a Fund until the Plan, together with any related agreement(s), has been approved for the Class of the fund by votes of a majority of both (a) the Directors and (b) those Directors who are not “interested persons” of the Company (as defined in the 1940 Act) and who have no direct or indirect financial interest in the operation of the Plan or any agreements related to the Plan (the “Rule 12b-1 Directors”) cast in person at a meeting called for the purpose of voting on the Plan and such related agreement(s); and only if the Directors who approve the Plan have reached the conclusion required by 12b-1(e) with respect to that Class’s shares.

4.

This Plan shall remain in effect for one year from the date above written and shall continue in effect with respect to each Designated Class thereafter so long as such continuance is specifically approved at least annually in the manner provided for approval of this Plan in paragraph 3.

5.

The Distributor shall provide to the Directors and the Directors shall review, at least quarterly, a written report of the amounts expended by the Distributor under the Plan and the purposes for which such expenditures were made.

The Company’s transfer agent shall provide to the Directors and the Directors shall review, at least quarterly, a written report with respect to amounts paid directly to Intermediaries under the Plan.

6.

This Plan may be terminated with respect to any Designated Class at any time by vote of a majority of the Rule 12b-1 Directors or by vote of a majority of the outstanding voting securities (as defined in the 1940 Act) of that Designated Class, voting separately from any other Class.

7.

This Plan may not be amended to increase materially the amount of compensation payable by any Designated Class under paragraph 1 hereof unless such amendment is approved by a vote of a majority of the outstanding voting securities (as defined in the 1940 Act) of that Designated Class, voting separately from any other Class. No material amendment to the Plan shall be made unless approved in the manner provided in paragraph 3 hereof.

8.

While this Plan is in effect, the selection and nomination of Directors who are not “interested persons” of the Company (as defined in the 1940 Act) shall be committed to the discretion of the Directors who are themselves not such interested persons.

9.

The Company shall preserve copies of this Plan and any related agreements and all reports made pursuant to paragraph 5 hereof, for a period of not less than six years from the date of the Plan, any such agreement, or any such report, as the case may be, the first two years in an easily accessible place.

IN WITNESS WHEREOF, the Company has executed this Plan as of the day and year first above written.

STOCKCAR STOCKS MUTUAL FUND, INC.

By: ________________________________

Name of Officer

Title of Officer

  100:

SCHEDULE A

Series	Annual Fee
StockCar Stocks Mutual Fund, Inc.
Direct Class	0.25%
Advisor Class	0.25%